Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 13, 2009 (September 17, 2009, as to the retrospective effects of the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 as discussed in Note 2), relating to the consolidated financial statements and financial statement schedules of Investors Real Estate Trust and subsidiaries, and the effectiveness of Investors Real Estate Trust and subsidiaries’ internal control over financial reporting, appearing in the Current Report on Form 8-K of Investors Real Estate Trust for the fiscal year ended April 30, 2009, and incorporated by reference in the Prospectus included in Registration Statement No. 333-153715.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, MN
October 6, 2009